Exhibit 99

Eaton Reports Fourth Quarter Operating Earnings Per Share of $1.27, Up 18 Percent
Operating Cash Flow in the Fourth Quarter a Record $944 Million; Full Year 2014 Operating Cash Flow Excluding Legal Settlements a Record $2.53 Billion
2015 Operating Earnings Per Share Expected To Be Between $4.75 and $5.05 Inclusive of $0.20 Negative Impact From Foreign Exchange
DUBLIN, Ireland … Power management company Eaton Corporation plc (NYSE:ETN) today announced operating earnings per share for the fourth quarter of $1.27, which exclude charges of $0.04 per share to integrate recent acquisitions, an increase of 18 percent over the fourth quarter of 2013. Sales in the quarter were $5.6 billion, up 1 percent over the same period in 2013. Operating earnings for the fourth quarter of 2014, which exclude charges of $32 million to integrate recent acquisitions, were $602 million compared to $516 million in the fourth quarter of 2013.
Alexander M. Cutler, Eaton chairman and chief executive officer, said, “We had a strong quarter, posting attractive organic growth, record fourth quarter segment margins of 15.9 percent, and operating earnings per share above the high end of our guidance range. Organic sales growth was 5 percent, the strongest quarter since the fourth quarter of 2011. Partially offsetting the strong organic growth was 3 percent from negative foreign exchange and 1 percent from the divestitures of two aerospace businesses during 2014.
“We generated record operating cash flow of $944 million in the fourth quarter,” said Cutler. “For the full year, we generated operating cash flow, excluding the legal settlements concluded in the middle of the year, of $2.53 billion, an all-time record. We repurchased $326 million of shares in the fourth quarter, bringing our full year share repurchases to $650 million or about 2 percent of our shares outstanding at the start of 2014.”
For the full year 2014, sales were a record $22.6 billion, 2 percent higher than in 2013. Excluding charges to integrate recent acquisitions, the legal settlements and the divestiture gain, operating earnings totaled a record $2.2 billion, up 13 percent over 2013. Operating earnings per share for 2014, excluding the same items, were a record $4.67, up 13 percent over 2013.
“Our full year 2014 sales increase of 2 percent reflects organic growth of 4 percent, partially offset by 1 percent from negative foreign exchange and 1 percent from the divestitures,” said Cutler. “During 2014, our markets grew more slowly than we had expected. Despite that, operating earnings per share grew 13 percent, reflecting strong performance by our businesses as well as success in achieving the integration savings targeted from the Cooper acquisition.
“Our board of directors will address the first quarter dividend at its meeting later this month,” said Cutler.
“In 2015, we anticipate our organic revenues will grow between 3 and 4 percent,” said Cutler. “In light of the dramatic shifts in exchange rates during the second half of 2014 and carrying into 2015, we expect the impact of negative foreign exchange to be approximately 4 percent.
“In spite of the negative impact of foreign exchange and a higher anticipated tax rate, we expect that 2015 operating earnings per share will set another record,” said Cutler. “For the first quarter, operating earnings per share, which exclude an estimated $15 million of charges to integrate our recent acquisitions, are expected to be between $0.95 and $1.05 per share. For the full year 2015, we estimate that operating earnings per share, which exclude an estimated $45 million of charges to integrate our recent acquisitions, will be between $4.75 and $5.05 per share. Excluding the sizeable impact from expected negative foreign exchange during 2015, our operating earnings per share would be about $0.20 higher.”
Business Segment Results
Fourth quarter sales for the Electrical Products segment were $1.82 billion, up 2 percent over the fourth quarter of 2013. Organic sales grew 5 percent, partially offset by 3 percent negative foreign exchange. Operating profits in the fourth quarter were $304 million. Excluding acquisition integration charges of $17 million during the quarter, operating profits totaled $321 million, up 8 percent over the fourth quarter of 2013.
“Our bookings in the Electrical Products segment increased 4 percent over the fourth quarter a year ago,” said Cutler. “We saw particular strength in the Americas.”

Fourth quarter sales for the Electrical Systems and Services segment were $1.65 billion, a slight increase over the fourth quarter of 2013. Organic sales grew 3 percent, almost completely offset by negative foreign exchange. Operating profits were $242 million. Excluding acquisition integration charges of $8 million during the quarter, operating profits totaled $250 million, up 8 percent over the fourth quarter of 2013.
“Our bookings in the Electrical Systems and Services segment were flat with the fourth quarter of 2013,” said Cutler.
Hydraulics segment fourth quarter sales were $673 million, down 6 percent from the fourth quarter of 2013. Organic sales declined 2 percent and negative foreign exchange was 4 percent. Operating profits in the fourth quarter were $81 million. Excluding acquisition integration charges of $1 million in the fourth quarter of 2014, operating profits were $82 million, down 11 percent from the fourth quarter of 2013.
“The hydraulics market was impacted during the quarter by declines in global agricultural equipment production, as well as by continued weakness in Chinese construction equipment,” said Cutler. “Our bookings in the fourth quarter declined 3 percent compared to last year.”
The Aerospace segment posted fourth quarter sales of $456 million, an increase of 2 percent over the fourth quarter of 2013. Organic growth was 9 percent, partially offset by 6 percent from the two businesses divested in 2014 and 1 percent from negative foreign exchange. Operating profits in the fourth quarter were $70 million, up 19 percent over the fourth quarter of 2013.
“Aerospace bookings in the fourth quarter increased 6 percent over the fourth quarter of 2013,” said Cutler. “We were pleased with the strength in aftermarket bookings.”
The Vehicle segment posted sales of $965 million in the fourth quarter, up 4 percent over the fourth quarter of 2013. Organic growth was 8 percent, partially offset by a 4 percent negative from foreign exchange. Operating profits were $163 million, up 28 percent over the fourth quarter of 2013.
Eaton is a power management company with 2014 sales of $22.6 billion. Eaton provides energy-efficient solutions that help our customers effectively manage electrical, hydraulic and mechanical power more efficiently, safely and sustainably. Eaton has approximately 102,000 employees and sells products to customers in more than 175 countries. For more information, visit www.eaton.com.
Notice of conference call: Eaton’s conference call to discuss its fourth quarter results is available to all interested parties as a live audio webcast today at 10 a.m. United States Eastern time via a link on the center of Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on fourth quarter results, which will be covered during the call.
This news release contains forward-looking statements concerning first quarter 2015 operating earnings per share, full year 2015 operating earnings per share, 2015 projected revenue growth and the impact in 2015 from foreign exchange on revenues and earnings. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; the performance of recent acquisitions; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; stock market and currency fluctuations; war, civil or political unrest or terrorism; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.
Financial Results
The company’s comparative financial results for the three months and year ended December 31, 2014 are available on the company’s website, www.eaton.com.

EATON CORPORATION plc
CONSOLIDATED STATEMENTS OF INCOME

	Three months ended December 31		Year ended December 31

(In millions except for per share data)	2014	2013	2014	2013
Net sales	$5,565	$5,527	$22,552	$22,046

Cost of products sold	3,847	3,881	15,646	15,369
Selling and administrative expense	903	1,001	3,810	3,886
Litigation settlements	—	—	644	—
Research and development expense	154	165	647	644
Interest expense - net	54	62	227	271
Other income - net	(2)	(11)	(183)	(8)
Income before income taxes	609	429	1,761	1,884
Income tax expense (benefit)	24	(53)	(42)	11
Net income	585	482	1,803	1,873
Less net income for noncontrolling interests	(4)	(3)	(10)	(12)
Net income attributable to Eaton ordinary shareholders	$581	$479	$1,793	$1,861

Net income per ordinary share
Diluted	$1.23	$1.00	$3.76	$3.90
Basic	1.24	1.01	3.78	3.93

Weighted-average number of ordinary shares outstanding
Diluted	472.5	478.2	476.8	476.7
Basic	470.0	474.7	474.1	473.5

Reconciliation of net income attributable to Eaton ordinary shareholders to operating earnings
Net income attributable to Eaton ordinary shareholders	$581	$479	$1,793	$1,861
Excluding acquisition integration charges and transaction costs (after-tax)	21	37	102	110
Operating earnings	$602	$516	$1,895	$1,971

Net income per ordinary share - diluted	$1.23	$1.00	$3.76	$3.90
Excluding per share impact of acquisition integration charges and transaction costs (after-tax)	0.04	0.08	0.21	0.23
Operating earnings per ordinary share	$1.27	$1.08	$3.97	$4.13
See accompanying notes.

EATON CORPORATION plc
BUSINESS SEGMENT INFORMATION

	Three months ended December 31		Year ended December 31

(In millions)	2014	2013	2014	2013
Net sales
Electrical Products	$1,821	$1,791	$7,254	$7,026
Electrical Systems and Services	1,650	1,646	6,457	6,430
Hydraulics	673	714	2,975	2,981
Aerospace	456	446	1,860	1,774
Vehicle	965	930	4,006	3,835
Total net sales	$5,565	$5,527	$22,552	$22,046

Segment operating profit
Electrical Products	$304	$276	$1,184	$1,090
Electrical Systems and Services	242	221	843	889
Hydraulics	81	84	367	355
Aerospace	70	59	273	252
Vehicle	163	127	645	592
Total segment operating profit	860	767	3,312	3,178

Corporate
Litigation settlements	—	—	(644)	—
Amortization of intangible assets	(105)	(112)	(431)	(437)
Interest expense - net	(54)	(62)	(227)	(271)
Pension and other postretirement benefits expense	(24)	(47)	(138)	(183)
Inventory step-up adjustment	—	—	—	(34)
Other corporate expense - net	(68)	(117)	(111)	(369)
Income before income taxes	609	429	1,761	1,884
Income tax expense (benefit)	24	(53)	(42)	11
Net income	585	482	1,803	1,873
Less net income for noncontrolling interests	(4)	(3)	(10)	(12)
Net income attributable to Eaton ordinary shareholders	$581	$479	$1,793	$1,861
See accompanying notes.

EATON CORPORATION plc
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2014	December 31, 2013
(In millions)
Assets
Current assets
Cash	$781	$915
Short-term investments	245	794
Accounts receivable - net	3,667	3,648
Inventory	2,428	2,382
Deferred income taxes	593	577
Prepaid expenses and other current assets	386	415
Total current assets	8,100	8,731

Property, plant and equipment - net	3,750	3,833

Other noncurrent assets
Goodwill	13,893	14,495
Other intangible assets	6,556	7,186
Deferred income taxes	228	240
Other assets	1,002	1,006
Total assets	$33,529	$35,491

Liabilities and shareholders’ equity
Current liabilities
Short-term debt	$2	$13
Current portion of long-term debt	1,008	567
Accounts payable	1,940	1,960
Accrued compensation	420	461
Other current liabilities	1,985	1,913
Total current liabilities	5,355	4,914

Noncurrent liabilities
Long-term debt	8,024	8,969
Pension liabilities	1,812	1,465
Other postretirement benefits liabilities	513	668
Deferred income taxes	901	1,313
Other noncurrent liabilities	1,085	1,299
Total noncurrent liabilities	12,335	13,714

Shareholders’ equity
Eaton shareholders’ equity	15,786	16,791
Noncontrolling interests	53	72
Total equity	15,839	16,863
Total liabilities and equity	$33,529	$35,491
See accompanying notes.

EATON CORPORATION plc
NOTES TO THE FOURTH QUARTER 2014 EARNINGS RELEASE
Amounts are in millions of dollars unless indicated otherwise (per share data assume dilution).
Note 1. NON-GAAP FINANCIAL INFORMATION
This earnings release includes certain non-GAAP financial measures. These financial measures include operating cash flows excluding litigation settlement payments, operating earnings, operating earnings per ordinary share, and operating profit before acquisition integration charges and transaction costs for each business segment as well as corporate, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton Corporation plc's (Eaton or the Company) financial performance and liquidity period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.
During the second quarter of 2014, Eaton settled two litigation matters with ZF Meritor LLC and Meritor Transmission Corporation (collectively, Meritor) and Triumph Actuation Systems, LLC and other claimants (collectively, Triumph) for $500 and $147.5, respectively.
During the second quarter of 2014, Eaton sold the Aerospace Power Distribution Management Solutions and Integrated Cockpit Solutions businesses to Safran for $270, resulting in a pre-tax gain of $154.
Excluding pre-tax acquisition integration charges and transactions costs totaling $154, pre-tax cost totaling $644 for settlement of the Meritor, Triumph and related litigation, and a pre-tax gain of $154 from the Aerospace divestitures, operating earnings were $2.2 billion for 2014. Excluding $0.21 per share impact of acquisition integration charges and transaction costs, and $0.70 per share impact of the litigation settlements and gain from the divestitures, operating earnings per ordinary share were $4.67 for 2014.
During 2014, operating cash flows of $1,878 would have been $2,532 excluding $654 of payments made during the third quarter for Meritor, Triumph and related litigation.

Note 2. ACQUISITION INTEGRATION CHARGES AND TRANSACTION COSTS
Eaton incurs integration charges and transaction costs related to acquired businesses. A summary of these charges follows:

	Acquisition integration charges		Operating profit as reported		Operating profit excluding acquisition integration charges
	Three months ended December 31
	2014	2013	2014	2013	2014	2013
Acquisition integration charges
Electrical Products	$17	$20	$304	$276	$321	$296
Electrical Systems and Services	8	11	242	221	250	232
Hydraulics	1	8	81	84	82	92
Aerospace	—	—	70	59	70	59
Vehicle	—	—	163	127	163	127
Total business segments before income taxes	26	39	$860	$767	$886	$806
Corporate	6	16
Total acquisition integration charges before income taxes	$32	$55
Total after income taxes	$21	$37
Per ordinary share - diluted	$0.04	$0.08

	Acquisition integration charges and transaction costs		Operating profit as reported		Operating profit excluding acquisition integration charges
	Year ended December 31
	2014	2013	2014	2013	2014	2013
Acquisition integration charges
Electrical Products	$66	$44	$1,184	$1,090	$1,250	$1,134
Electrical Systems and Services	51	37	843	889	894	926
Hydraulics	12	36	367	355	379	391
Aerospace	—	—	273	252	273	252
Vehicle	—	—	645	592	645	592
Total business segments	129	117	$3,312	$3,178	$3,441	$3,295
Corporate	25	37
Total acquisition integration charges	154	154

Transaction costs
Corporate	—	9
Total transaction costs	—	9

Total acquisition integration charges and transaction costs before income taxes	$154	$163
Total after income taxes	$102	$110
Per ordinary share - diluted	$0.21	$0.23
Business segment integration charges in 2014 related primarily to the integration of Cooper Industries plc (Cooper), which Eaton acquired on November 30, 2012. Business segment integration charges in 2013 related primarily to the integrations of Cooper and Polimer Kaucuk Sanayi ve Pazarlama, which Eaton acquired on June 1, 2012. These charges were included in Cost of products sold or Selling and administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.
Corporate integration charges in 2014 and 2013 related to the acquisition of Cooper. These charges were included in Selling and administrative expense. In Business Segment Information, the charges were included in Other corporate expense - net.
Acquisition-related transaction costs, such as investment banking, legal, and other professional fees, and costs associated with change in control agreements, are not included as a component of consideration transferred in an acquisition but are expensed as incurred. Acquisition-related transaction costs in 2013 related to the acquisition of Cooper and were included in Corporate above. These charges were included in Selling and administrative expense, Interest expense - net and Other corporate expense - net. In Business Segment Information, the charges were included in Interest expense - net and Other corporate expense - net.

Note 3. INCOME TAXES
The effective tax rate for the fourth quarter of 2014 was expense of 3.9% compared to a benefit of 12.4% for the fourth quarter of 2013. The effective income tax rate for full year 2014 was a benefit of 2.4% compared to expense of 0.6% for full year 2013. Excluding the litigation settlements and related legal costs, as well as the gain on the sale of Eaton’s Aerospace Power Distribution Management Solutions and Integrated Cockpit Solutions businesses, all of which occurred in the second quarter of 2014, the effective tax rate for 2014 would have been expense of 5.2%. The increase in the effective tax rate in the fourth quarter and full year 2014, excluding the previously mentioned litigation settlements and gain on the sale of businesses, is primarily due to greater levels of income in higher tax jurisdictions and increases in worldwide tax liabilities, partially offset by additional foreign tax credit utilization in the United States, utilization of deferred tax assets in foreign jurisdictions, and the effects associated with the acquisition of Cooper. The fourth quarter 2014 also benefited from the reenactment of the U.S. research and experimentation credit.

CONTACT:
Eaton Corporation plc
Scott Schroeder, +1 (440) 523-5150 (Media Relations)
scottrschroeder@eaton.com
or
Donald Bullock, +1 (440) 523-5127 (Investor Relations)